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                                                                   EXHIBIT 23.01

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" to the use of our report dated January 26, 1996 (except for note 2 which is dated August 28, 1996), with respect to the supplemental consolidated financial statements of Cooper & Chyan Technology, Inc. in Amendment No.1 to the Registration Statement (Form S-3) and related prospectus of Cooper & Chyan Technology, Inc. for the registration of 1,545,208 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated January 26, 1996 with respect to the consolidated financial statements and schedule of Cooper & Chyan Technology, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1995.

                                        ERNST & YOUNG LLP

Palo Alto, California
December 9, 1996